UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 6, 2008
MedQuist Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Boulevard, Suite 300,
Mount Laurel, New Jersey	08054-4632

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	856.206.4000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant
On August 6, 2008, the transactions contemplated by the Stock Purchase Agreement by and among Koninklijke Philips Electronics N.V. (“Philips”), CBaySystems Holdings Limited (“CBay”) and CBay Inc. dated May 21, 2008 (the “Agreement”) were consummated (the “Closing”). Pursuant to the Agreement, CBay Inc. purchased 26,085,086 common shares (the “Shares”) of MedQuist Inc. (the “Company”) from Philips in exchange for aggregate consideration of approximately $215 million paid by a combination of cash, a 90-day note issued by CBay Inc. (the “Short Term Note”), and a seven-year note issued by CBay Inc. and convertible into common shares of CBay. The cash portion of the consideration was financed by a $124 million investment in CBay by an affiliate of S.A.C. Private Capital Group, LLC, including a co-investment by Lehman Brothers Commercial Corporation Asia Limited. The Shares represent approximately 69.5% of the Company’s issued and outstanding common stock and the Closing represents a change of control. The Shares are collateral supporting the Short Term Note. In the event of default of the Short Term Note, Philips may gain beneficial ownership of the Shares which will be a change of control of the Company.
As a result of the Closing, the Governance Agreement by and between the Company and Philips dated May 22, 2000, as amended (the “Governance Agreement”) was, in accordance with its terms, terminated. As a result of the termination of the Governance Agreement, there are no longer any arrangements or understandings between the Company and any person relating to the election of the Company’s directors or other matters pertaining to the governance of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As announced in our Form 8-K filed on July 25, 2008, Clement Revetti, Jr., Edward Siegel, Gregory M. Sebasky and Scott M. Weisenhoff (the “Resigning Directors”) resigned as directors of the Company effective immediately prior to the Closing. Immediately prior to the Closing, the resignations of the Resigning Directors became effective and Robert Aquilina, Frank Baker, Peter Berger and Michael Seedman were appointed directors of the Company, and Mr. Aquilina was appointed Chairman. Messrs. Aquilina, Baker and Berger have been appointed to the compensation committee of the board of directors of the Company and Messrs. Baker, Berger and Seedman have been appointed to the nominating committee of the board of directors of the Company. There are no transactions in which Messrs. Aquilina, Baker, Berger and Seedman have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
August 7, 2008	By:	/s/ Mark R. Sullivan
		Name:	Mark R. Sullivan
		Title:	General Counsel, Chief Compliance Officer and Secretary